Exhibit 10.4

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*].

SEATTLE GENETICS, INC.

DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (the “Agreement”) is entered into this 23rd day of February, 2004 (“Effective Date”) by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (“Abbott”), and Seattle Genetics, Inc. having a principal place of business at 21823 – 30th Drive Southeast in Bothell, Washington 98021 (“Seattle Genetics”).

WHEREAS, Seattle Genetics is the owner of certain technology and patent rights regarding compounds incorporating anti-CD30 monoclonal antibodies, which are used as drugs for hematologic malignancies;

WHEREAS, Seattle Genetics intends to file for approval with the United States Food and Drug Administration (and its foreign equivalents), Investigational New Drug Applications (INDs), New Drug Applications (NDAs) and/or Biologics License Applications (BLAs) (and their foreign equivalents), for certain formulations containing Bulk Drug Substance, as defined below;

WHEREAS, Seattle Genetics has certain process information relating to Bulk Drug Substance and desires to have Abbott evaluate such information and to scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance at Abbott facilities;

WHEREAS, Abbott possesses process engineering capabilities and operates process development facilities, which include small scale bulk drug substance laboratories and pilot plants, as well as large scale facilities for the manufacture of clinical and commercial quantities of certain bulk drug substances;

WHEREAS, Abbott desires to evaluate Seattle Genetics’ process information and scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance at Abbott facilities; and

WHEREAS, Abbott desires to manufacture for Seattle Genetics, developmental, clinical and commercial quantities of Bulk Drug Substance, and Seattle Genetics desires to purchase from Abbott such quantities, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1. Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “Abbott Inventions” means any ideas, innovations or inventions related to manufacturing (whether or not patentable) developed by Abbott, Abbott’s Affiliates, Abbott and

Third Parties, or Abbott’s Affiliates and Third Parties or prior to or during the Term, including, without limitation, Abbott Know-How and Abbott Patent Rights.

1.2 “Abbott Know-How” means all unique, confidential, proprietary non-patented technical data, drawings, and related documentation, including all improvements thereto, not included in Abbott Patent Rights, as defined below, that describe the process of manufacturing the Bulk Drug Substance as developed by Abbott for Seattle Genetics during the Project that is either (a) owned by Abbott, or Abbott’s Affiliates, or licensed to Abbott, with the right to sublicense, as of the Effective Date, (b) generated by Abbott during the Term, or (c) acquired by Abbott (other than from or on behalf of Seattle Genetics) during the Term.

1.3 “Abbott Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Abbott, or Abbott’s Affiliates, or licensed by Abbott, with the right to sublicense, and to which Seattle Genetics would need a license in order to practice the manufacturing and/or process development operations relating to the manufacture of Bulk Drug Substance as developed by Abbott for Seattle Genetics during the Project.

1.4 “Affiliate” of a Party hereto means any entity that controls, is controlled by, or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation). For purposes of this Agreement, TAP Pharmaceutical Products, Inc. shall be excluded from the definition of Abbott’s Affiliates.

1.5 “Applicable Dollar Volume” means as such term is defined in Section 10.2.

1.6 “Batch Records” means the mutually agreed upon final batch production and control records for the Bulk Drug Substance prepared in accordance with 21 C.F.R. §211.188.

1.7 “BLA” means the Biologics License Application (or its foreign equivalent) filed with the FDA (or foreign Regulatory Authority), seeking authorization to market Product in the United States (or applicable foreign country within the Territory).

1.8 “Bulk Drug Pricing” means as such term is defined in Exhibit D.

1.9 “Bulk Drug Substance” means the bulk form of the chimeric AC-10, anti-CD30 monoclonal antibody, as more fully described in Exhibit A, manufactured in accordance with this Agreement and meeting the Bulk Drug Substance Specifications.

1.10 “Bulk Drug Substance Specifications” means the written specifications for Bulk Drug Substance set forth in Exhibit B, in each case as modified from time to time pursuant to Section 7.5.

1.11 “Bulk Drug Substance Storage Rate” means the rate of [*] per month per manufactured lot, provided that any fractional lots shall be considered a whole lot.

[*]	Confidential treatment has been requested with respect to the omitted portions.

1.12 “cGMP” means the FDA’s current good manufacturing practices, as first published in the Federal Register and then specified in the Code of Federal Regulations and FDA’s guidance documents, and all successor regulations and guidance documents thereto, as well as the comparable practices, regulations and documents of any other comparable Regulatory Authorities, as in effect from time to time.

1.13 “CMC” means the Chemistry, Manufacturing and Controls section of the BLA.

1.14 “Calendar Quarter” means a three (3) month period commencing January 1, April 1, July 1 and October 1.

1.15 “Confidential Information” means all information, including, but not limited to, Seattle Genetics Inventions and Abbott Inventions disclosed pursuant to that certain Confidentiality Agreement dated July 14, 2003 between the Parties and this Agreement in writing (or all information disclosed orally, visually and/or in another intangible form which is summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

(a)	is already known to the recipient upon receipt, as evidenced by its written records;

(b)	is disclosed to the recipient without restriction after acceptance of this Agreement by a Third Party who has the right to make such disclosure; or

(c)	is independently developed by or for the recipient without reliance on the Confidential Information, as evidenced by its written records; or

(d)	becomes available to the general public without fault of the recipient.

1.16 “Contract Year” shall mean [*]. A Contract Year shall end upon the termination of this Agreement regardless of the actual calendar date.

1.17 “Convicted Individual” or “Convicted Entity” shall mean an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

1.18 “Debarred Entity” shall mean a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

1.19 “Debarred Individual” shall mean an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

1.20 “Dedicated Equipment” means as such term is defined in Section 8.8.

[*]	Confidential treatment has been requested with respect to the omitted portions.

1.21 “Deficiency Notice” means as such term is defined in Section 9.8(a).

1.22 “EMEA” shall mean the European Agency for the Evaluation of Medical Products, or any successor entity thereto.

1.23 “Excluded Individual” or “Excluded Entity” shall mean (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

1.24 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.25 “First Commercial Sale” shall mean [*] by Seattle Genetics, its Affiliates, licensees or sublicensees to any Third Party for use or consumption of such Product in such country by the general public.

1.26 “Force Majeure Event” means as such term is defined in Article 19.

1.27 “Fully Burdened Manufacturing Cost” means the sum of the following costs to the extent reasonably and properly allocable to the manufacture of Bulk Drug Substance: the cost of [*]. Fully Burdened Manufacturing Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles consistently applied.

1.28 “ICH” shall mean the International Convention on Harmonisation and any successor agreements and/or amendments thereto.

1.29 “Incurred Fees” means as such term is defined in Section 12.7(f).

1.30 “Initial Order Date” means as such term is defined in Section 9.3.

1.31 “Launch Date” means the date on which the First Commercial Sale of Product is made in the Territory by Seattle Genetics or its designee.

1.32 “Liability” means any liability, judgment, loss, damage, cost and other expense (including reasonable attorney’s fees).

1.33 “Maximum Quarterly Capacity” means [*] Bulk Drug Substance per Calendar Quarter of each Contract Year.

1.34 “Party” means either Abbott or Seattle Genetics individually; “Parties” means Abbott and Seattle Genetics together.

1.35 “Payment Schedule” means as such term is defined in Exhibit C, which Payment Schedule may be revised from time to time by mutual written agreement of the Parties.

[*]	Confidential treatment has been requested with respect to the omitted portions.

1.36 “Product” means any pharmaceutical product containing Bulk Drug Substance as its active ingredient.

1.37 “Project” means a multi-stage (each a “Stage”) project to adapt and further develop Seattle Genetics’ current process for the manufacture of Bulk Drug Substance to Abbott’s manufacturing facility and develop such process to commercial scale so as to manufacture Bulk Drug Substance in compliance with this Agreement, as set forth in Exhibit C.

1.38 “Project Schedule” means the schedule for the work and Stages to be completed for the Project as will be mutually agreed to in writing by the Parties and as may be revised and modified over time as agreed to in writing by the Parties.

1.39 “Purchase Order” means any order instructions, including quantity of Bulk Drug Substance ordered, delivery date, and shipping instructions, submitted by Seattle Genetics for supply of Bulk Drug Substance. In the event of any terms of the Purchase Order conflict with or are inconsistent with the terms of the Agreement, the terms of the Agreement shall govern and control.

1.40 “Quality Agreement” means as such term is defined in Section 8.4.

1.41 “Reassignment Costs” means as such term is defined in Section 12.7(f).

1.42 “Regulatory Authority(ies)” means the FDA, the EMEA, the ICH, or any comparable national or territorial regulatory entity within the Territory.

1.43 “Regulatory Filings” means the governmental filings required to commence human clinical trials and to obtain approval to market Product in a given country within the Territory, including, but not limited to, Product registration(s) and marketing approval(s), as applicable, in each such country.

1.44 “Research and Development Fee” means as such term is defined in Section 5.1.

1.45 “[*]” means as such term is defined in Section 2.3.

1.46 “[*]” means as such term is defined in Section 2.3.

1.47 “Response Notice” means as such term is defined in Section 9.8(b).

1.48 “Rolling Forecast” means as such term is defined in Section 9.4.

1.49 “Seattle Genetics Know-How” means all unique, confidential, proprietary non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in Seattle Genetics Patent Rights, as defined below, relating to the manufacture, use or sale of Bulk Drug Substance that is either (a) owned by Seattle Genetics (or Seattle Genetics’ Affiliates), or licensed to Seattle Genetics, with the right to sublicense, as of the Effective Date, (b) generated by Seattle Genetics during the Term, or (c) acquired by Seattle Genetics (other than from or on behalf of Abbott) during the Term.

[*]	Confidential treatment has been requested with respect to the omitted portions.

1.50 “Seattle Genetics Patent Rights” means the United States (listed on Exhibit G) and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Seattle Genetics (or Seattle Genetics’ Affiliates), or licensed to Seattle Genetics, with the right to sublicense, claiming Bulk Drug Substance, or to which Abbott would need a license or sublicense in order to make Bulk Drug Substance.

1.51 “Stage” means as such term is defined in Section 1.37.

1.52 “Term” means as such term is defined in Section 12.1.

1.53 “Territory” means the world.

1.54 “Third Party” or Third Parties” means any person(s) or entity(ies), as applicable, other than the Parties, their Affiliates, or the Parties and Affiliates employees and agents.

2. Bulk Drug Substance Development Project

2.1 The Project. Following the Effective Date and according to technical reports and the project plan set forth in Exhibit C, Abbott shall undertake the Project. The Project shall consist of research and development activities described on Exhibit C. Abbott shall perform its research and development activities hereunder pursuant to the terms of this Agreement and the Project; provided, however, Seattle Genetics understands that, because the Project involves research from which the results are inherently uncertain, Abbott does not make [*] of any kind that the Project will result in a commercially-viable process. Nevertheless, Abbott shall conduct the Project diligently and in accordance with generally accepted standards of good scientific practice including, but not limited to, the creation and maintenance of properly witnessed complete and accurate laboratory notebooks made contemporaneous with the activities reflected therein.

2.2 Project Stages. At the completion of eachStage, except in the event that this Agreement is otherwise terminated as permitted herein, the Parties shall mutually agree whether to (i) proceed with the Project; (ii) conduct further development work under the then current Stage in addition to those activities described in the Project for the then current Stage; or (iii) terminate this Agreement. In the event, that the Parties cannot agree on (i), (ii) or (iii) above, the Parties shall organize representatives with technical and executive decision making authority, to meet in good faith and attempt to mutually agree on (i), (ii) or (iii). If the Parties are unable to reach agreement at any Stage within ninety (90) days of initiating discussions, then either Party shall [*].

2.3 Manufacturing Facility [*]. Abbott shall [*] for the [*] (as set forth in the Exhibits hereto) [*] and Seattle Genetics shall agree to pay for [*], on the date [*] to the initiation of [*] (currently estimated to be [*]) based on the then current Project Schedule, as may be revised by the Parties (the [*]). The [*] shall be [*] per [*] (the [*]) in accordance with the then current Project Schedule; provided however, that the aggregate [*] to complete [*], which shall be agreed by the Parties in writing [*] to [*], shall [*]. Beginning on or around [*], Abbott shall

[*]	Confidential treatment has been requested with respect to the omitted portions.

[*] the manufacture of [*] batch, followed by [*] cGMP [*] batches meeting Bulk Drug Substance Specifications. Seattle Genetics, [*], may (i) [*] receipt and payment of the [*] batch until [*]; or (ii) [*] delivery of the [*] batch within ten (10) business days immediately following [*]. If Seattle Genetics, at its [*] chooses (ii) above, the amount Seattle Genetics shall [*] to Abbott as part of the [*] shall be [*] by [*] to equal [*]. Once any such [*] occurs, and the [*] in the [*] has passed, Abbott shall begin to [*] Seattle Genetics [*] according to the Payment Schedule. In the event that Seattle Genetics does not [*] of batches of the [*] to [*] the Project obligations, the [*] Seattle Genetics shall [*] to Abbott shall be [*], to equal [*] of the aggregate [*] Abbott pursuant to this Section 2.3. Notwithstanding the foregoing, if Abbott is able to [*] for the [*], it shall [*] Seattle Genetics with a reasonable [*] (as elected by Seattle Genetics) in an [*] to be determined in good faith by Abbott.

3. Abbott’s Research and Development Activities

3.1 Abbott’s Activities. One of the objectives of the Project shall be for Abbott to develop and manufacture Bulk Drug Substance and to support Seattle Genetics’ Regulatory Filings as appropriate, however, Seattle Genetics shall be responsible for the preparation and filing of Regulatory Filings, and all communications with Regulatory Authorities, with respect to the Bulk Drug Substance. Abbott shall conduct and perform its obligations on the work-plan set forth in Exhibit C as may be amended from time to time by mutual agreement of the Parties to achieve such objectives, including, but not limited to, the following:

a.	Sourcing raw materials for use in manufacturing Bulk Drug Substance, with the price of such materials excluded from the price of the Project up to commercial production

b.	Performing pilot scale evaluation of Seattle Genetics’ manufacturing process;

c.	Adapting Seattle Genetics’ manufacturing process to Abbott’s equipment and systems;

d.	Developing optimized process parameters to manufacture Bulk Drug Substance in Abbott’s manufacturing facility;

e.	Preparing suitable manufacturing process documentation, including instructions and manufacturing controls for inclusion in Regulatory Filings;

f.	Provide the Bulk Drug Substance information directly to Seattle Genetics in support of Regulatory Filings, and assisting Seattle Genetics in responding to questions from Regulatory Authorities concerning the manufacture of Bulk Drug Substance;

g.	Conducting material contact and cleaning validation studies, engineering and validation runs, process validation studies, and preparing process justification and validation summary reports, in a mutually agreed upon timely manner, to meet pre-approval and other appropriate inspection requirements of the Regulatory Authorities and to support approval of the manufacture of the Bulk Drug Substance in an Abbott manufacturing facility;

[*]	Confidential treatment has been requested with respect to the omitted portions.

h.	Permitting Seattle Genetics to conduct all necessary cGMP and quality assurance reviews of Abbott documentation, including review and receipt of copies of Abbott manufacturing work orders;

i.	Permitting Seattle Genetics to access Abbott’s manufacturing data relating to Bulk Drug Substance;

j.	Providing Seattle Genetics with acceptable environmental impact statements, if required, for inclusion with Regulatory Filings;

k.	Providing Seattle Genetics with appropriate pilot and commercial scale batch record manufacturing documentation for Regulatory Filings and other uses in accordance with the Quality Agreement;

l.	Preparation for and administration of the pre-approval inspection (and any other necessary inspections) by the Regulatory Authorities; and

m.	Subject to Section 2.1, manufacturing development supplies, clinical supplies and process validation batches of Bulk Drug Substance in accordance with current cGMPs and pursuant to protocols to which the Parties shall mutually agree.

4. Seattle Genetics’ Research and Development Activities

4.1 Seattle Genetics’ Activities. Seattle Genetics shall assist Abbott in completing the Project, including but not limited to Seattle Genetics’ responsibility for the following:

a.	Providing Abbott with materials as detailed in Exhibit M.

b.	Providing Abbott with applicable analytical methods qualified to Abbott’s standards for raw materials which standards shall reasonably comport with industry standards, in-process tests and manufacture of Bulk Drug Substance and all available reference materials;

c.	Providing Abbott with technical data on Bulk Drug Substance that includes, but is not limited to, the following: (i) material safety data sheets with environmental and safety information, and (ii) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels;

d.	Obtaining and providing Abbott with copies of Regulatory Filings as necessary for Abbott to obtain regulatory approval of the pre-approval inspection; and

e.	Maintaining a stability program for, and retaining samples of, the Bulk Drug Substance.

5. Payment for Abbott’s Development Efforts

5.1 Research and Development Fee. To reimburse Abbott for its participation in the Project in compliance with the activities described therein and in this Agreement, and in accordance with the Payment Schedule, Seattle Genetics shall pay Abbott a research and development fee (“Research and Development Fee”), which fee in the aggregate upon completion of the Project may be [*], but shall not [*], [*], unless revisions occur in the Project scope in accordance with the terms of this Article 5. The Parties understand and agree that the Research and Development Fee is comprised of, in part, on a dollar for dollar basis, the [*] described in Section 2.3. The Research and Development Fee shall be paid to Abbott as outlined in the Payment Schedule. Any such modifications agreed upon by the Parties to the scope of the Project shall be incorporated into the Payment Schedule by a written agreement between Seattle Genetics and Abbott.

5.2 Changes in Project Scope. If changes occur in the Project or Bulk Drug Substance Specifications, or if technical difficulties require that Abbott perform either additional work or repeat work, and provided such work is unrelated to Abbott’s fault or negligence, in advance of incorporating such changes or performing any work associated therewith, Abbott shall consult with Seattle Genetics and thereafter provide Seattle Genetics with a new or revised written test protocol with cost estimates for such work. If Seattle Genetics approves such fee and protocols, Abbott shall perform such work and Seattle Genetics shall pay Abbott’s fee for such work in the manner and at the time as agreed upon by the Parties in conjunction with the approval of the work.

5.3 Additional Filing Costs. Seattle Genetics shall reimburse Abbott for Abbott’s reasonable out of pocket costs paid to any Third Party, which are subject in each case to written pre-approval by Seattle Genetics, associated with any filings with Regulatory Authorities including but not limited to the filing of a CMC or CMC amendment, in support of Seattle Genetics’ Regulatory Filings with respect to Bulk Drug Substance. Seattle Genetics also shall reimburse Abbott for those reasonable out of pocket costs paid to any Third Party, which are subject in each case to written pre-approval by Seattle Genetics, for any work requested by Seattle Genetics to produce and assemble documentation for Bulk Drug Substance registrations outside the United States. Seattle Genetics shall not be obligated to pay or reimburse Abbott any of its costs associated with its establishment license or otherwise relating to its qualification as a manufacturer of biological product for human use, except in the event that such costs are uniquely attributable to the manufacture of Bulk Drug Substance, in which event, Seattle Genetics shall be responsible for such costs.

6. Pilot Scale and Clinical Supplies

6.1 Pilot Scale Supplies. Subject to Section 2.1, as part of the development portion of the Project, Abbott shall manufacture and provide to Seattle Genetics product that results from up to (as determined by Seattle Genetics) [*] of Bulk Drug Substance. Apart from Section 2.1, and notwithstanding any other terms or conditions to the contrary contained herein, including, without limitation Section 13.2, Abbott makes no warranties, express or implied, with respect to Bulk Drug Substance produced for pilot scale supplies pursuant to this Section 6.1. All warranties, express or implied, including without limitation, the implied warranties of merchantability, fitness for a particular purpose and non-infringement, are hereby disclaimed by Abbott with respect to Bulk Drug Substance manufactured pursuant to this Section 6.1.

[*]	Confidential treatment has been requested with respect to the omitted portions.

6.2 [*] Clinical Supplies. Subject to Section 2.1, as part of completing the Project, Abbott shall manufacture and provide to Seattle Genetics Bulk Drug Substance supplies that result from [*] runs that are scheduled as [*]. In order to agree on final Batch Records and binding Bulk Drug Substance Specifications for clinical manufacture, Abbott will perform [*]. This [*] will be based upon preliminary Batch Records and Bulk Drug Substance Specifications as provided by Seattle Genetics and transferred to Abbott. The Parties shall mutually agree upon final batch records and specifications following the [*] prior to the start of [*] manufacture. Abbott shall then deliver [*] according to the mutually agreed final Batch Records and Bulk Drug Substance Specifications. Abbott warrants the [*] in accordance with Section 13.2. Seattle Genetics shall promptly notify Abbott of any alteration of the Project Schedule and Bulk Drug Substance amount.

6.3 Additional Clinical Supplies. Approximately [*] in advance of the desired clinical supply Bulk Drug Substance start date, Seattle Genetics shall provide Abbott a [*] for its requirements of Bulk Drug Substance to be supplied by Abbott. The price of Bulk Drug Substance purchased pursuant to this Section 6.3 shall be [*], excluding raw material costs, per batch, subject to Section 7.5. Abbott warrants the [*] in accordance with Section 13.2.

6.4 Revisions to Schedule. No revisions may be made to the pilot scale and clinical development schedule portion of the Project Schedule unless mutually agreed upon in writing by Seattle Genetics and Abbott. The Parties shall mutually agree to the revision in fees associated with such agreed upon adjustment to such schedule.

7. Manufacture and Commercial Supply of Bulk Drug Substance

7.1 Purchase and Sale of Bulk Drug Substance. During the Term, Abbott shall manufacture and deliver Bulk Drug Substance, in accordance with the terms of this Agreement, for the benefit of Seattle Genetics or its designee, and Seattle Genetics shall purchase, in accordance with the terms of this Agreement, its Bulk Drug Substance requirements in the Territory up to the Maximum Quarterly Capacity from Abbott provided that Abbott is able to supply Bulk Drug Substance in accordance with Article 9. Seattle Genetics shall have the right, in an effort to ensure a secure supply of Bulk Drug Substance, to enter into a [*] with a company other than Abbott for the supply of up to [*] of Seattle Genetics’, its Affiliates, subsidiaries, licensees, sublicensees and contractors’ worldwide commercial supply requirements of Bulk Drug Substance (the [*]). Seattle Genetics hereby agrees that Abbott may qualify, in the sole discretion of Seattle Genetics, as the [*] if Abbott can demonstrate its ability to supply [*] of Seattle Genetics’, its Affiliates, subsidiaries, licensees, sublicensees and contractors’ worldwide commercial supply requirements of Bulk Drug Substance from a [*] facility more than [*] from the manufacturing site supplying any other portion of Seattle Genetics’ requirements of Bulk Drug Substance. Abbott shall manufacture Bulk Drug Substance in accordance with the Bulk Drug Substance Specifications that the Parties shall mutually develop. The Parties may alter from time to time the Bulk Drug Substance Specifications by mutual written agreement without amending this Agreement in accordance with Section 7.5. In the event that Abbott intends to [*] at any time during the Term, then within [*] Seattle Genetics shall have the option exercisable at any time during this Agreement, after the completion of [*], to either (i) terminate this Agreement in accordance with Section 12.2, provided however, that Seattle Genetics or its licensee, as applicable, [*]; or (ii) terminate this Agreement in accordance with Section 12.2 and [*].

[*]	Confidential treatment has been requested with respect to the omitted portions.

7.2 Raw Materials and Components. Abbott shall source all raw materials and components necessary for the manufacture of the Bulk Drug Substance. Such raw materials and components are included in the commercial price of the Bulk Drug Substance as detailed in Exhibit D.

7.3 Use of Third Parties. Abbott shall not utilize a Third Party to manufacture any portion of the Bulk Drug Substance without first obtaining Seattle Genetics’ written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Abbott is authorized to utilize a Third Party in the manufacture of Bulk Drug Substance, such Third Party shall be approved by Abbott’s Quality Assurance department. Any such contract entered into by Abbott and a Third Party shall contain provisions substantially similar to those set forth in this Agreement pertaining to the audit of Abbott, that allow Seattle Genetics to audit such Third Party’s facilities. Abbott agrees that it shall remain liable for the performance of Abbott’s obligations hereunder in the event that Abbott is authorized to use a Third Party to perform certain of Abbott’s obligations on its behalf. It shall be deemed reasonable for Seattle Genetics to withhold consent to Abbott’s utilization of a Third Party to manufacture any portion of the Bulk Drug Substance in the event that such utilization would have a substantial likelihood of (a) impairing or jeopardizing any pending or actual regulatory approval for the manufacture of the Bulk Drug Substance, (b) adversely affecting the regulatory status of the Bulk Drug Substance or (c) materially delaying delivery schedules, increasing the pricing or adversely affecting the quality of the Bulk Drug Substance.

7.4 THIS SECTION HAS BEEN INTENTIONALLY OMMITTED BY THE PARTIES.

7.5 Modification of Bulk Drug Substance Specifications. Abbott shall not implement any modification, material or otherwise, to the Bulk Drug Substance Specifications without Seattle Genetics’ prior written approval. Abbott shall submit to Seattle Genetics a revised price for either the current or future Stage of development during the Project or the Bulk Drug Substance that reflects such cost increase or decrease resulting from any of the following events: (i) the Bulk Drug Substance Specifications are modified by Seattle Genetics, (ii) the Bulk Drug Substance Specifications must be modified by requirement of any Regulatory Authority, or (iii) a process change is required as part of the CMC or other applicable governmental application, and such modification or process change materially increases or decreases Abbott’s cost to manufacture Bulk Drug Substance. Abbott and Seattle Genetics shall mutually agree on the cost allocation of such change. In the event the Parties are unable to agree on such cost allocation, Abbott may refuse to implement the change in which event, Seattle Genetics may terminate this Agreement in accordance with Section 12.2. If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable Bulk Drug Substance, any additional costs incurred by Abbott in such reprocessing and/or retesting shall be paid within the [*] of the mutual written agreement of the Parties for Abbott to reprocess and/or retest the Bulk Drug Substance; or [*] after receipt of the final report of the results of the retest or reprocessing. The Parties hereby acknowledge that it is their joint objective to develop and implement a manufacturing process that is as efficient and cost effective as possible, and to

[*]	Confidential treatment has been requested with respect to the omitted portions.

continue to improve its efficiency, as maybe permitted by Regulatory Authorities. During the Term, the Parties shall discuss and negotiate in good faith regarding the impact of implementation of a scale-up process and/or improved process, which may result in a cost reduction.

7.6 Modification of Bulk Drug Substance Process. Abbott shall not make any process changes with respect to the manufacture of the Bulk Drug Substance without prior written permission from Seattle Genetics. Abbott shall not make any facility changes with respect to the manufacture of the Bulk Drug Substance without providing Seattle Genetics with prior written notice. Prior to any such change being made, Seattle Genetics shall be responsible for obtaining (a) all necessary-approvals from Regulatory Authorities and (b) to the extent necessary and under terms to be agreed upon in writing by Seattle Genetics, licensure from Abbott or any Third Party in order to practice such process change for the manufacture of Bulk Drug Substance with respect to such modifications. Modifications to Abbott’s facilities and the cost thereof resulting from a change in law, rule, or regulation shall be the responsibility of Abbott, except to the extent that such costs are uniquely attributable to the manufacture of Bulk Drug Substance, in which case Seattle Genetics shall be responsible for such costs. Abbott shall be solely responsible for obtaining any necessary approvals from Regulatory Authorities for facility changes.

8. Manufacture of Bulk Drug Substance

8.1 Bulk Drug Substance Title and Shipment. Any Bulk Drug Substance manufactured by Abbott pursuant to this Agreement shall be shipped [*] using validated shipping methods, which shall be part of the Bulk Drug Substance Specifications. [*]. Shipment shall be via a carrier designated by Seattle Genetics. Abbott shall not ship any Bulk Drug Substance that does not conform to the Bulk Drug Substance Specifications. Each shipment of Bulk Drug Substance shall be accompanied by documentation in accordance with Exhibits B (Bulk Drug Substance Specifications) and H (Quality Agreement).

8.2 Bulk Drug Substance Storage. Seattle Genetics shall pay Abbott for any Bulk Drug Substance storage costs at the Bulk Drug Substance Storage Rate (excepting retained samples) incurred by Abbott at Seattle Genetics’ request for storage after the period ending [*] after release of post Launch Date Bulk Drug Substance, provided that such Bulk Drug Substance was forecasted by Seattle Genetics according to Article 9.

8.3 Quality Control. Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of Bulk Drug Substance for Seattle Genetics in the same manner as Abbott applies such procedures and checks to bulk drug substance of similar nature manufactured for sale by Abbott, which in all events will at least meet generally accepted standards of quality control in the manufacture of biologics in the pharmaceutical industry. In addition, Abbott will test and release Bulk Drug Substance to Seattle Genetics in accordance with the Bulk Drug Substance Specifications described in Exhibit B.

8.4 Quality Assurance. Within [*] after the Effective Date, representatives of the Parties shall meet to develop and approve a quality agreement (“Quality Agreement”) which will be attached hereto as Exhibit H, outlining the responsibilities and key contacts for quality and

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compliance-related issues. Items to be contained in the Quality Agreement include, but are not limited to recalls, annual product reviews, returned goods, regulatory audits, compliance with cGMP and compliance with such other quality related concerns as are deemed appropriate by the Parties.

8.5 Audits. Seattle Genetics shall have the right, upon [*] prior written notice to Abbott and receipt of Abbott’s consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed, to conduct during normal business hours a quality assurance audit and inspection of Abbott’s records and Bulk Drug Substance facilities relating to the manufacture of Bulk Drug Substance and to perform follow-up audits as reasonably necessary. Prior to Abbott commencing the production of the first batch of commercial Bulk Drug Substance as ordered by Seattle Genetics, such audits and inspections may be conducted from time to time on a reasonable basis. Once Abbott has commenced production of the first batch of commercial Bulk Drug Substance, such audits may only be conducted [*] each calendar year. The duration of such audits shall not exceed [*] and such audits shall be performed by no more than [*], unless Seattle Genetics reasonably believes that a longer audit or additional personnel are necessary and provides its reasonably adequate reasons for such belief to Abbott in writing. If Seattle Genetics wishes to perform audits more often than [*] per year or over a period in excess of [*], Seattle Genetics shall pay Abbott [*] per additional audit day. Notwithstanding the foregoing, in the event that an audit is required by Seattle Genetics due to quality issues that arise, per the terms of Sections 8.6 and/or 9.8, Seattle Genetics shall be entitled to conduct one additional audit for each such occurrence [*]. If more than [*] perform the audit, Seattle Genetics shall pay Abbott [*]. In addition, Seattle Genetics or its licensees shall have the right at any time during the Term, upon [*] prior written notice to Abbott, to conduct any audits specifically mandated by any Regulatory Authority or to respond to specific questions from any such Regulatory Authority. Notwithstanding anything to the contrary contained in this Agreement, any audits conducted on Abbott’s property shall be subject to Abbott’s rules and regulations regarding, without limitation, security and confidentiality and shall be conducted in the presence of Abbott’s employees. In addition, Abbott shall promptly provide Seattle Genetics a written response to any such audit report received by Abbott.

Visits by Seattle Genetics to Abbott’s Bulk Drug Substance facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties, including but not limited to any Regulatory Authority, unless required by law and upon prior written notice to Abbott. If Seattle Genetics utilizes auditors that are not employees of Seattle Genetics, each of such auditors shall execute a non-disclosure agreement with confidentiality terms at least as stringent as those set forth in Article 11.

Abbott shall be responsible for inspections of its manufacturing facilities by any Regulatory Authorities and shall promptly notify Seattle Genetics if such inspections are directly related to the manufacture of Seattle Genetics’ Bulk Drug Substance or if the results of a non-related inspection could materially impair Abbott’s ability to perform in accordance with this Agreement. With respect to inspections related to the manufacture of Bulk Drug Substance, Abbott shall (a) provide Seattle Genetics with copies of all documents, reports or communications received from or given to any Regulatory Authority associated therewith, (b)

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permit Seattle Genetics’ representatives to be present on site at such inspections, and to participate, at Abbott’s reasonable discretion, as appropriate, based on questions or requests specific to Seattle Genetics and as permitted by Regulatory Authorities, in such inspections, and (c) allow Seattle Genetics to provide comments to Abbott, and Abbott shall draft any such correspondence to Regulatory Authorities in connection therewith.

Seattle Genetics shall promptly notify Abbott regarding any inspection on Seattle Genetics property related to the manufacture of Bulk Drug Substance.

8.6 Recalls. Product recalls and contacts with any Regulatory Authorities relating to the recall of Product shall be the responsibility and under the control of Seattle Genetics. In the event that Abbott has reason to believe that any Products should be recalled or withdrawn from distribution, it shall promptly inform Seattle Genetics in writing of such belief. Seattle Genetics shall notify the appropriate Regulatory Authorities of any recall and shall be responsible for coordinating all necessary activities regarding the action taken. Abbott and Seattle Genetics shall fully cooperate to complete the recall, and shall thereafter resolve any allocation of liability as may be appropriate in accordance with the terms of this Agreement. The costs and expenses of conducting any recall shall be treated as follows:

(a) If any Product is recalled as a result of the supply by Abbott of Bulk Drug Substance that was not manufactured in compliance with the terms of this Agreement, then Abbott shall reimburse Seattle Genetics for all reasonable expenses actually incurred as a result of such recall including the cost of the Bulk Drug Substance. If Seattle Genetics elects to utilize a Third Party to conduct a recall, Seattle Genetics shall notify Abbott of the identity of such Third Party;

(b) If each Party contributes to the cause for a recall, the expenses actually incurred as a result of such recall will be shared in proportion to each Party’s responsibility; and

(c) All recalls of Product other than those described in clauses (a) or (b) shall be at Seattle Genetics’ sole expense. Seattle Genetics shall give Abbott prompt written notice of any Product recalls that Seattle Genetics believes were caused or may have been caused by Abbott’s failure to comply with this Agreement.

8.7 Payment Terms

(a) Price and Payment. For (a) work performed in conducting the Project in accordance with this Agreement, (b) Deliverables to Seattle Genetics as specified in Exhibit C, and (c) Bulk Drug Substance that is manufactured and delivered in accordance with this Agreement and meets the Bulk Drug Substance Specifications, Abbott shall invoice Seattle Genetics according to the Payment Schedule and Bulk Drug Pricing in Exhibit D. Seattle Genetics shall make payment of all undisputed amounts net [*] from the date of receipt of Abbott’s invoice; provided that with respect to payments owed by Seattle Genetics for [*] pursuant to Section 2.3, payment terms shall be net [*] from the date of receipt of Abbott’s invoice. All payments due under this Agreement shall be paid in U.S. Dollars by wire transfer (Seattle Genetics will endeavor but is not obligated to provide twenty four (24) hours advance

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notice of each wire transfer to the bank account identified below or such other bank accounts as Abbott shall designate in writing to Seattle Genetics) or by such other means agreed to by the Parties, for value, in each case at the expense of the payor:

[*]

(b) Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income, real property, or the right of Abbott to do business), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Bulk Drug Substance sold pursuant to this Agreement shall be paid by and the responsibility of Seattle Genetics.

8.8 Dedicated Equipment. Seattle Genetics shall pay the cost of additional equipment purchased by Abbott (“Dedicated Equipment”), which is required for Abbott to manufacture Bulk Drug Substance for Seattle Genetics (subject to the approval conditions stated below). Abbott shall advise Seattle Genetics of any Dedicated Equipment required and the estimated costs associated with the purchase, installation and validation of such Dedicated Equipment. Abbott must receive written approval (letter, e-mail or facsimile) by an authorized Seattle Genetics representative prior to the purchase of any such Dedicated Equipment. Such Dedicated Equipment shall be used exclusively for manufacturing of Bulk Drug Substance hereunder, unless otherwise permitted in advance by Seattle Genetics in writing. [*] Abbott shall bill Seattle Genetics for the reasonable installation and equipment validation costs after Abbott installs the Dedicated Equipment. This Section 8.8 shall not apply to any replacement equipment purchased by Abbott because of obsolescence (technical or otherwise). Dedicated Equipment, as estimated on or around the Effective Date, is outlined in Exhibit F. Abbott shall own any Dedicated Equipment. In the event this Agreement is terminated, Abbott and Seattle Genetics shall in good faith agree on the commercially reasonable procedures and costs related to the transfer of title to and possession of Dedicated Equipment to Seattle Genetics. Seattle Genetics agrees and acknowledges that upon termination of this Agreement, unless otherwise agreed in accordance with this Section, Seattle Genetics shall own such Dedicated Equipment and shall remove its Dedicated Equipment from Abbott’s property within thirty (30) days after the termination of the Agreement. Upon such termination, if Abbott wishes to retain any such Dedicated Equipment (in Abbott’s sole discretion), and Seattle Genetics approves of such retention in writing, Abbott shall [*]. In addition to Exhibit F, Abbott shall submit quarterly to Seattle Genetics, an updated estimate of Dedicated Equipment costs for the entire Project.

Title to, and risk of loss of, all Dedicated Equipment shall be retained by Seattle Genetics; provided, however, that Abbott shall be responsible for replacing any Dedicated Equipment that is destroyed due to Abbott’s negligence, willful misconduct, unauthorized use or unauthorized use with other products. All Dedicated Equipment shall remain at Abbott’s manufacturing facilities.

Abbott shall be responsible for maintaining and servicing the Dedicated Equipment. Seattle Genetics, however, shall be responsible for the cost of non-routine maintenance and servicing of the Dedicated Equipment (such as major repairs and material parts replacement), except to the extent caused by Abbott’s negligence, willful misconduct, unauthorized use or use with other products in which case Abbott shall be responsible. Abbott shall notify Seattle Genetics prior to the performance of any non-routine maintenance or servicing, and Seattle Genetics shall reimburse Abbott at cost for such maintenance or servicing costs that Seattle Genetics has authorized to be incurred and for which it is responsible.

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9. Orders and Forecasts

9.1 First Year Estimate. Seattle Genetics shall, within [*] after filing its BLA for Bulk Drug Substance, provide Abbott with a written estimate of Seattle Genetics’ monthly requirements of Bulk Drug Substance to be supplied by Abbott for the first Contract Year; provided, however, the Parties acknowledge that most if not all requirements of Bulk Drug Substance for the first Contract Year may be obtained through the [*] described [*] of the [*]. Abbott acknowledges that such quantities are estimates only and are nonbinding.

9.2 First Order. Abbott and Seattle Genetics shall cooperate fully in estimating and scheduling production for Seattle Genetics’ first commercial order of Bulk Drug Substance in anticipation of regulatory approval of Bulk Drug Substance.

9.3 First Firm Order. Approximately [*] in advance (the “Initial Order Date”) of the desired Bulk Drug Substance availability date, Seattle Genetics shall place its first firm Purchase Order for a period of time equal to the longer of (a) the remaining months of the calendar year in which the Initial Order Date occurs or (b) [*] following the Initial Order Date. At the same time, Seattle Genetics shall provide to Abbott Seattle Genetics’ estimate of its monthly requirements of Bulk Drug Substance to be supplied by Abbott for the next succeeding [*] period. For illustrative purposes only, the following are examples of how the Parties intend to apply this Section 9.3:

Example 1: If the desired Bulk Drug Substance availability date is [*], Seattle Genetics will place its first firm Purchase Order on the Initial Order Date (which will be [*]) for its expected orders to be delivered during the period of time of [*].

Example 2: If the desired Bulk Drug Substance availability date is [*], Seattle Genetics will place its first firm Purchase Order on the Initial Order Date (which will be [*]) for its expected orders to be delivered during the period of time of [*].

9.4 Rolling Forecast. At the beginning of each Calendar Quarter following the Initial Order Date, Seattle Genetics shall provide to Abbott a rolling [*] projection of requirements of Bulk Drug Substance to be supplied by Abbott, with the first [*] of such projection consisting of firm Purchase Orders and the remaining [*] of such projection consisting of Seattle Genetics’ best estimate forecast of its Bulk Drug Substance requirements (the “Rolling Forecast”). For illustrative purposes only, the following are examples of how the Parties intend to apply this Section 9.4:

Example 1: Considering the scenario under Example 1 of Section 9.3, at the beginning of each Calendar Quarter following the Initial Order Date, commencing the [*] Seattle Genetics shall provide to Abbott a rolling [*] forecast in the format described above; provided, however, the Parties recognize that all months from [*] will remain firm due to the initial firm forecast produced under Section 9.3.

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Example 2: Considering the scenario under Example 2 of Section 9.3, at the beginning of each Calendar Quarter following the Initial Order Date, commencing the [*], Seattle Genetics shall provide to Abbott a rolling [*] forecast in the format described above; provided, however, the Parties recognize that all months from [*] will remain firm due to the initial firm forecast produced under Section 9.3.

9.5 Purchase Order Acceptance. If a firm Purchase Order is not in excess of [*] of the amounts previously reflected for the applicable months in the immediately preceding Rolling Forecast, and the amounts in the firm Purchase Order are in compliance with the [*], the firm Purchase Order shall be deemed accepted by Abbott upon its receipt thereof. If, however, the firm Purchase Order exceeds such [*], or the amounts ordered for any given Calendar Quarter would exceed the [*], then, within thirty (30) days after receipt of Seattle Genetics’ firm Purchase Orders for Bulk Drug Substance, Abbott shall confirm to Seattle Genetics its acceptance or non acceptance of the Purchase Order, the delivery date and the quantity of Bulk Drug Substance ordered by Seattle Genetics, however, the Parties acknowledge that a firm Purchase Order may be in excess of [*] or exceed the Calendar Quarter [*] during the [*] time period immediately preceding the anticipated First Commercial Sale. During such time period, Abbott shall use commercially reasonable efforts to accept the firm Purchase Order in excess of [*] or the Calendar Quarter [*]. In the event that Abbott is unable to meet Seattle Genetics’ order, then Seattle Genetics may either (a) reduce its firm Purchase Order to no more than [*] of the amounts previously reflected for the applicable months in the Rolling Forecast and to fall into compliance with the [*] or (b) employ a Third Party supplier of Bulk Drug Substance, provided that the Third Party supplier is only employed to supply the firm Purchase Order for which Abbott was unable to fulfill.

9.6 Firm Order Changes. If, due to significant unforeseen circumstances, Seattle Genetics requests to increase Seattle Genetics’ firm Purchase Order within the [*] firm Purchase Order timeframe, then Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. Abbott shall advise Seattle Genetics in writing of the costs associated with making any such change and Seattle Genetics shall be deemed to have accepted the obligation to pay Abbott for such costs if Seattle Genetics indicates to Abbott, in writing, that Abbott should proceed to make the change. Abbott is obligated to fill all accepted firm Purchase Orders for Bulk Drug Substance provided that (i) the Purchase Order is no greater than [*] of the amounts previously reflected for the applicable months in the immediately preceding Rolling Forecast and (ii) the firm Purchase Order is in compliance with the [*]. Abbott shall use reasonable commercial efforts to fill any accepted firm Purchase Orders for Bulk Drug Substance in excess of such [*].

9.7 Purchase Order Terms. Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying Bulk Drug Substance and quantity ordered, delivery dates, special shipping instructions and invoice information.

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9.8 Acceptance of Bulk Drug Substance.

(a) Acceptance. Seattle Genetics shall inspect the Bulk Drug Substance manufactured by Abbott following receipt thereof and, within [*] following receipt of the items to be delivered pursuant to Section 8.1, (i) shall give Abbott written notice (a “Deficiency Notice”) of any Bulk Drug Substance that fails to comply with any of Abbott’s warranties stated in Section 13.2; and (ii) shall reconcile the shipment against the relevant firm Purchase Order and give Abbott notice of any shortages. Should Seattle Genetics fail to provide Abbott with written notice of its acceptance or rejection of the Bulk Drug Substance within the above described [*] period, then the delivery shall be deemed to have been accepted by Seattle Genetics on the [*] after delivery of the items required pursuant to Section 8.1, except with respect to defects or items of nonconformance which could not be discovered at such time in the exercise of reasonable care, provided that in regard to any such non-discoverable defects, Seattle Genetics shall notify Abbott of such defects prior to [*] after acceptance of such Bulk Drug Substance in accordance with this Section 9.8(a). In the event that Seattle Genetics does not provide notice regarding non-discoverable defects within such [*] time period, then Seattle Genetics shall be deemed to have accepted such Bulk Drug Substance. Any written notice to Abbott of its failure to deliver an item required to be delivered pursuant to Section 8.1 or of a shortage of greater than [*] of Bulk Drug Substance, as required to be delivered by Abbott in accordance with Section 9.5 shall be deemed to be a Deficiency Notice.

(b) Determination of Deficiency. Upon receipt of a Deficiency Notice pertaining to compliance with the Bulk Drug Substance Specifications, Abbott shall have [*] to advise Seattle Genetics in writing that it agrees or disagrees in good faith with the contents of such Deficiency Notice (the “Response Notice”). If Seattle Genetics and Abbott fail to agree within [*] after Seattle Genetics’ receipt of Abbott’s Response Notice, then the Parties shall promptly mutually select an independent laboratory to evaluate (using the test methods described in the Bulk Drug Substance Specifications) if the Bulk Drug Substance deviates from any Bulk Drug Substance Specifications. Such evaluation shall be binding on the Parties, and if such evaluation certifies that the Bulk Drug Substance deviates from any Bulk Drug Substance Specifications, Seattle Genetics may reject that Bulk Drug Substance in accordance with Section 9.8(c). If such evaluation reveals that the Bulk Drug Substance in question complies with the Bulk Drug Substance Specifications and Abbott has complied with all the warranties in Section 13.2, then Seattle Genetics shall be deemed to have accepted delivery of such Bulk Drug Substance upon the independent laboratory issuing its opinion. If the Bulk Drug Substance is found to be in compliance with the Bulk Drug Substance Specifications, Seattle Genetics shall pay the costs of the independent laboratory. Otherwise, Abbott shall pay such costs.

(c) Rejection. Subject to the provisions of Section 9.8(b), Seattle Genetics has the right to reject and return, at the expense of Abbott, any portion of any shipment of Bulk Drug Substance that deviates from any Bulk Drug Substance Specifications, without invalidating any remainder of such shipment, to the extent that such deviation arises from Abbott’s failure to manufacture and supply the Bulk Drug Substance in accordance with this Agreement (including, without limitation, the Bulk Drug Substance Specifications). In such event, Abbott [*] shall promptly replace such rejected amounts with Bulk Drug Substance that conforms with the Bulk Drug Substance Specifications.

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10. Proprietary Ownership of Development Work, Preexisting Technology and License Grants

10.1 Existing Proprietary Information. Except as otherwise expressly provided herein, neither Party shall be deemed to have been granted any license or other rights to patent rights, know-how relating to compounds, formulations, or processes which are owned or controlled by the other Party existing as of the Effective Date.

10.2 Abbott Inventions. Abbott shall own all proprietary rights to Abbott Inventions, and may obtain patent, copyright, and/or other proprietary protection relating thereto. Abbott hereby grants to Seattle Genetics an [*] license with the right to [*], to each Abbott Invention which has been incorporated into the manufacturing process of the Bulk Drug Substance. Use of such license shall [*], but only in the event that Abbott Patent Rights essential for the manufacture of Bulk Drug Substance are included in such license. The obligation to [*] shall expire upon the earlier of (i) the last to expire issued claim contained with such licensed Abbott Patent Rights or (ii) [*]. Prior to incorporating any Abbott Invention into the manufacturing process for the Bulk Drug Substance that will require [*] in the future, Abbott shall (1) provide Seattle Genetics with all reasonably necessary information regarding the Abbott Invention (provided that such information is within Abbott’s control and such disclosure is not prohibited or restricted by confidentiality protections, in which event, Abbott shall use reasonable efforts to obtain appropriate waivers to permit disclosure of such information) to allow Seattle Genetics to conduct intellectual property due diligence, including without limitation all relevant patents, patent application, patent file wrappers, any validity or patentability searches or opinions and any applicable license agreements and (2) obtain Seattle Genetics prior written approval for inclusion of such Abbott Invention. In the event that either (x) Abbott incorporates such Abbott Invention without Seattle Genetics’ approval or (y) Seattle Genetics requires such license because Abbott cannot supply Bulk Drug substance in accordance with the requirements of the Agreement and such failure is not the result of Seattle Genetics actions or negligence, then during such period of time when Abbott fails to supply Seattle Genetics or during the time when Abbott incorporates such Abbott Invention without Seattle Genetics’ approval, Seattle Genetics shall have a [*] in accordance with this Section 10.2. [*] In the event that Abbott files a patent application on an Abbott Invention, then Abbott shall so notify Seattle Genetics within thirty (30) days of the filing of such patent application.

10.3 Seattle Genetics Inventions. With respect to any ideas, innovations or inventions (whether or not patentable) developed by Seattle Genetics (alone, or in conjunction with Third Parties) during the Term and relating to the Bulk Drug Substance, other than Abbott Inventions (“Seattle Genetics Inventions”), Seattle Genetics shall own all proprietary rights to such Seattle Genetics Inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations and inventions. Abbott hereby assigns and shall assign to Seattle Genetics all of Abbott’s right, title and interest in and to the Seattle Genetics’ Inventions. During the Term, Seattle Genetics hereby grants to Abbott a royalty-free, worldwide, nonexclusive license (with the right to grant sublicenses upon Seattle Genetics written approval in each case) for the sole purpose of satisfying Abbott’s obligations hereunder, to Seattle Genetics Confidential Information, Seattle Genetics Know-How, Seattle Genetics Patent Rights, Seattle Genetics Inventions and other proprietary rights reasonably necessary to conduct the research and development work described in Articles 3 and 4 hereof, and to comply with Abbott’s obligations hereunder, including without limitation, making and supplying to Seattle Genetics Bulk Drug Substance hereunder.

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10.4 Joint Inventions. Except for inventions to be owned individually by a Party as described in Sections 10.2 and 10.3 above, each Party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice and/or otherwise generated jointly by at least one employee, agent, or other person acting for each Party in the course of this Agreement. The Parties shall collaborate on any actions with respect to the protection of their joint rights in such inventions, discoveries and know-how, at shared expense, and thereafter each Party may make, use, sell, keep, license, assign, or mortgage such jointly-owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, with the prior written consent of the other Party, which consent shall not be unreasonably withheld.

11. Confidential Information

Neither Party shall use or disclose any of the other Party’s Confidential Information received by it without the prior written consent of the other Party. Except as provided in the following sentence, nothing contained in this Article shall be construed to restrict the Parties from disclosing Confidential Information as is reasonably necessary to perform acts expressly permitted by this Agreement or such acts the Parties’ could reasonably expect to be performed in conjunction with the approval and/or manufacture of Bulk Drug Substance and/or any Product. However, if either Party is required or feels it necessary to disclose any of the other Party’s Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any Third Party or governmental authority or agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, the disclosing Party shall first notify the Party owning such Confidential Information, prior to any such disclosure, in order to afford the disclosing Party a reasonable opportunity to obtain a protective order as to such information and will use reasonable efforts to obtain reliable assurance that the information disclosed will be treated confidentially. In any event, each Party shall make any disclosures of the other Party ‘s Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know. The obligations of each Party relating to the other Party ‘s Confidential Information shall expire [*] after termination of this Agreement. The disclosure of Confidential Information shall not constitute the grant of any license or any other rights, or generate any business arrangements, unless specifically set forth herein or in another writing.

Neither Party shall disclose the existence or any terms and conditions of this Agreement except (a) with the other Party’s prior written consent or (b) as required to comply with foreign, federal, state or local laws and regulations (including, without limitation, federal and state securities laws and regulations).

Each Party acknowledges that the remedy at law for any breach of this Article 11 would be inadequate, and the full amount of damages that may result from such breach is not readily susceptible to being measured in monetary terms. Accordingly, in the event of a breach or threatened breach by either Party of this Article 11, the other Party shall be entitled to immediate injunctive relief prohibiting any such breach and requiring the immediate return of all Confidential Information. Such remedies shall be in addition to any other remedies that may be available.

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12. Term and Termination

12.1 Term. This Agreement shall become effective as of the Effective Date, and unless sooner terminated hereunder, shall continue in effect until the completion of the [*] Contract Year following the Launch Date (the “Term”). AT THE END OF THE TERM, THE TERM SHALL BE EXTENDED AND, UNLESS SOONER TERMINATED HEREUNDER, SHALL TERMINATE ONLY AFTER NO LESS THAN [*] PRIOR WRITTEN NOTICE OF A PARTY’S INTENT TO TERMINATE IS GIVEN TO THE OTHER PARTY (WHICH NOTICE MAY BE GIVEN PRIOR TO OR AFTER THE EXPIRATION OF THE INITIAL TERM).

12.2 Seattle Genetics Termination Rights. Seattle Genetics may terminate the Project (i) upon [*] prior written notice to Abbott if Seattle Genetics determines in good faith that the clinical, development and/or commercial stage of the Bulk Drug Substance, before or after the Launch Date, is not technically, clinically or commercially feasible as determined by Seattle Genetics, (ii) upon [*] prior written notice to Abbott, in the event Seattle Genetics delivers to Abbott [*] or more Deficiency Notices in any [*] period or Deficiency Notices in respect of [*] consecutive shipments, (iii) immediately after prior written notice to Abbott in accordance with Section 2.2 or (iv) in accordance with Sections 7.1 or 7.5 after prior written notice in accordance with such Sections. In the event that Seattle Genetics, its Affiliates or its Third Party licensees begins commercial development and sale of the Bulk Drug Substance within [*] of termination of this Agreement in accordance with clause (i) of this Section, then Abbott shall have the option of reinstating this Agreement and Seattle Genetics shall be obligated to purchase the Bulk Drug Substance from Abbott, provided that Seattle Genetics’ prior termination of this Agreement was not related to any deficiency uniquely related to Abbott’s facility or performance, including without limitation problems with process development, scale-up, Bulk Drug Substance quality, regulatory issues or timing delays.

12.3 Abbott Termination Rights. Abbott may terminate this Agreement (i) upon [*] prior written notice to Seattle Genetics if Abbott determines in good faith that the development of a commercially reasonable manufacturing process for the Bulk Drug Substance, is [*] feasible in [*] or (ii) immediately after prior written notice to Seattle Genetics in accordance with Sections 2.2 and 7.5.

12.4 General Termination Rights. Upon the occurrence of the following events, either Party may terminate this Agreement by giving the other Party [*] prior written notice:

(a)	Upon the bankruptcy or insolvency of the other Party;

(b)	Upon the material breach of any provision of this Agreement by the other Party if the breach is not remedied prior to the expiration of such [*] notice period, or if the breach is of a type that cannot be remedied within [*], then a remedy promptly commenced and diligently pursued until complete remediation; or

(c)	Upon the breach of the representations and warranties contained in Section 28.

12.5 Termination in Event of Hardship. In the event that during the Term the general situation and/or the data and/or economic appropriateness on which this Agreement is based are substantially changed such that it is not commercially reasonable for a Party to proceed towards

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commercialization of the Bulk Drug Substance, such Party may, after good faith negotiations between the Parties, terminate this Agreement with [*] prior written notice to the other Party; provided, however, that in the event that Seattle Genetics, its Affiliates or its Third Party licensees subsequently proceeds toward the commercialization of Bulk Drug Substance, within [*] of termination of this Agreement in accordance with this Section, then Abbott shall have the option of reinstating this Agreement and Seattle Genetics shall be obligated to purchase the Bulk Drug Substance from Abbott, provided that Seattle Genetics’ prior termination of this Agreement was not related to any deficiency uniquely related to Abbott’s facility or performance, including without limitation problems with process development, scale-up, Bulk Drug Substance quality, regulatory issues or timing delays.

12.6 Termination Due to Regulatory Action. Seattle Genetics may terminate this Agreement upon [*] written notice in the event that a Regulatory Authority takes any action, lasting more than [*], directly affecting Abbott’s ability to operate its biologics manufacturing business or the manufacturing facilities at which the Bulk Drug Substance is being made. Abbott shall take reasonable steps to achieve the orderly transition of the manufacturing process to a Third Party and shall pay all costs payable to said Third Party (other than Affiliates of either Party) (less any costs recoverable by Seattle Genetics in the form of Bulk Drug Substance that may be incorporated into marketable Product) to complete a BLA with respect to the replacement manufacturer’s production of the Bulk Drug Substance provided that Abbott’s share of such costs shall not exceed [*]. Seattle Genetics shall ensure that the Third Party manufacturer shall be subject to terms of confidentiality with respect to Abbott’s Confidential Information, as well as this Section 12.6, that are no less protective than the confidentiality set forth in Article 11 of this Agreement.

12.7 Actions on Termination. Upon expiration or termination of this Agreement for any reason, the following shall occur:

(a) Dedicated Equipment. In accordance with Section 8.8, upon Seattle Genetics’ option (i) Abbott shall deliver to Seattle Genetics (at Seattle Genetics’ cost of removal and shipment) all Dedicated Equipment or if the Parties mutually agree (ii) Abbott shall purchase all Dedicated Equipment from Seattle Genetics at its depreciated (calculated on a straight-line basis) book value thereof;

(b) Confidential Information and Records. Subject to Section 12.7(c), each Party shall deliver to the other, or destroy at the Parties election, all materials, reports, and other documents (including copies thereof) in its possession or control containing Confidential Information of the other Party, and each will cease to make use of the other’s Confidential Information; in particular, the Bulk Drug Substance Specifications shall be promptly returned to Seattle Genetics along with the following records, which are to be maintained by Abbott on behalf of Seattle Genetics during the Term: Bulk Drug Substance Specific Master Manufacturing Batch Records; Drug Product Specific Test Methods; Drug Product Specific Standard Operating Procedures; Drug Product Specific Material Specifications (in-process limits and Drug Product specifications); and Drug Product Specific Validation Protocols and Reports (Equipment, Process, Cleaning, Test Method);

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(c) Technology Transfer. Upon Seattle Genetics’ request and provided that the Agreement neither (i) was terminated by Abbott in accordance with Section 12.4 nor (ii) has expired or terminated in accordance with Section 12.1, Abbott will reasonably assist Seattle Genetics with the transfer of the manufacturing process associated with the Bulk Drug Substance to Seattle Genetics or its designee (in the event that the Agreement was terminated by Abbott in accordance with Section 12.4 or has expired or terminated in accordance with Section 12.1, Seattle Genetics shall have the option to have Abbott reasonably assist Seattle Genetics with the transfer of the manufacturing process associated with the Bulk Drug Substance to Seattle Genetics or its designee, at Seattle Genetics sole cost and expense);

(d) Raw Materials. Abbott shall return to Seattle Genetics all unused raw materials associated with Bulk Drug Substance to the extent it has been paid for by Seattle Genetics;

(e) Maintenance of Information. Abbott and Seattle Genetics shall continue to maintain information about the Bulk Drug Substance and its production for such time and in such manner as required by the Regulatory Authorities and shall continue to respond in a timely manner to all queries and requests for information from Regulatory Authorities; and

(f) Project Reassignment Costs. If the Project is terminated, Abbott shall advise Seattle Genetics of Abbott’s reasonable research and development fees on the Project incurred in accordance with the Project budget as described in Article 5 of this Agreement (“Incurred Fees”) prior to such termination. The Parties shall negotiate in good faith an appropriate and reasonable adjustment based upon Abbott’s Incurred Fees and Seattle Genetics’ Research and Development Fee payments previously made following such termination. Unless the Agreement was terminated in accordance with Section 12.4(b) due to Abbott’s material breach, Seattle Genetics shall pay Abbott for [*] associated with reassignment of resources as determined in good faith by Abbott ([*]). Such [*] shall include but not be limited to: [*] (less any avoidable out-of-pocket costs). Abbott shall use reasonable efforts to minimize [*]. Any such [*] shall be limited to costs incurred within the period of time that is the shorter of (a) actual reassignment of the labor, assets and other resources or (b) the [*] period following the termination of the Agreement, except to the extent that Seattle Genetics approves such additional costs in writing. Abbott shall provide to Seattle Genetics a detailed summary of Incurred Fees and [*] payable pursuant to this Section 12.7.

12.8 Purchase of Firm Orders. Upon termination of this Agreement by Seattle Genetics for any reason, except for Abbott’s material breach in accordance with Section 12.4(b), Seattle Genetics shall pay an amount to Abbott equal to the [*]). Notwithstanding the foregoing, if Abbott is able to resell its unused capacity that was attributable to the firm Purchase Order, it shall provide Seattle Genetics with a reasonable credit, offset or refund (as elected by Seattle Genetics) in an amount to be determined in good faith by Abbott. Seattle Genetics shall have no purchase obligations beyond the amounts reflected in the firm Purchase Order.

12.9 Survival Provisions. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent

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breach of any of the provisions of this Agreement. Further, Articles 1, 10-16, 18-21, and 24 and Sections 2.3 (Payment for [*]), 5.3, 8.6, 8.8, 9.3 and 9.4 (firm orders), shall survive the termination of this Agreement.

13. Warranties

13.1 Seattle Genetics Warranties. Seattle Genetics warrants that it owns or controls all of the rights in and to the Seattle Genetics Patent Rights, Seattle Genetics Know-How, and Confidential Information provided by Seattle Genetics to Abbott hereunder, and that it has the full right and authority to grant to Abbott the licenses described in Section 10.3. SEATTLE GENETICS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE, SEATTLE GENETICS PATENT RIGHTS, SEATTLE GENETICS KNOW-HOW, AND SEATTLE GENETICS CONFIDENTIAL INFORMATION PROVIDED HEREUNDER. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY DISCLAIMED BY SEATTLE GENETICS. IN NO EVENT SHALL SEATTLE GENETICS OR SEATTLE GENETICS’ AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, LIQUIDATED OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS. If at any time any representation or warranty to Seattle Genetics’ knowledge is no longer accurate, Seattle Genetics will promptly notify Abbott of such fact.

13.2 Abbott Warranties. Abbott warrants to Seattle Genetics that Bulk Drug Substance delivered to Seattle Genetics pursuant to this Agreement (other than pursuant to Section 6.1) shall have been manufactured pursuant to cGMPs, the Batch Records shall conform with the Bulk Drug Substance Specifications, shall have been manufactured in compliance with this Agreement and all applicable laws and regulations and shall be free from defects in materials and workmanship. Abbott warrants to Seattle Genetics that it has, and shall maintain in compliance with applicable laws and regulations during the Term, the facilities, equipment, personnel, licenses and patents and expertise necessary to fulfill its obligations hereunder. Abbott also represents and warrants that (a) it is not debarred and has not and will not knowingly use in any capacity the services of any person debarred under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992 as amended or any comparable law of the EMEA or any ICH confirming country, as each may be amended from time to time, and (b) the Bulk Drug Product will not be adulterated or misbranded, within the meaning of the U.S. Food, Drug & Cosmetics Act, or any comparable laws, rules or regulations of any non-U.S. jurisdiction, as a result of any act or omission of Abbott. In addition, if any Abbott Inventions are incorporated into the manufacturing process of the Bulk Drug Substance, without Abbott obtaining Seattle Genetics’ written consent, Abbott warrants that, to Abbott’s knowledge, Seattle Genetics’ use of such Abbott Inventions shall not infringe or conflict with any patent or other proprietary right of any Third Party and there is no claim or basis therefor that might impair the use of such Abbott Inventions by Seattle Genetics to manufacture Bulk Drug Substance. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY

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DISCLAIMED BY ABBOTT. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ABBOTT OR ABBOTT’S AFFILIATES BE LIABLE FOR INDIRECT, INCIDENTAL, LIQUIDATED OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS. If at any time any representation or warranty to Abbott’s knowledge is no longer accurate, Abbott will promptly notify Seattle Genetics of such fact.

14. Indemnification

14.1 Seattle Genetics Indemnification. Seattle Genetics shall defend, indemnify and hold harmless Abbott, its Affiliates, and its permitted contractors and their respective employees, directors and agents against any Liability resulting from any Third Party demand or lawsuit arising from (i) Seattle Genetics’ negligence or willful misconduct in the development, testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of Bulk Drug Substance and/or formulations containing Bulk Drug Substance; or (ii) alleged infringement of any patent or other proprietary rights of such Third Party based on the testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of the Bulk Drug Substance by Abbott, its Affiliates, and permitted contractors, except to the extent the Third Party demands, or lawsuit arises predominantly out of, or relates to the events described in Section 14.2 (ii); or (iii) Seattle Genetics’ and/or any Seattle Genetics’ Affiliate’s, licensee’s and/or sublicensee’s material breach of this Agreement, except to the extent the Third Party demand or lawsuit arises predominantly out of or relates to the events described in Section 14.2.

14.2 Abbott Indemnification. Abbott shall defend, indemnify and hold harmless Seattle Genetics, its Affiliates, licensees and sublicensees and their respective employees, directors and agents against any Liability arising from (i) Abbott’s negligence or willful misconduct in the development, testing, use, storage, handling, packaging, labeling, manufacture, storage or delivery of Bulk Drug Substance, formulations containing Bulk Drug Substance or its raw materials; (ii) a demand, claim or action brought by a Third Party based on any manufacturing procedures, methods or techniques (or component thereof) that are incorporated into the manufacturing process of the Bulk Drug Substance by Abbott which Seattle Genetics did not provide written consent and are other than Seattle Genetics Patent Rights, Seattle Genetics Know-How and Seattle Genetics Inventions, or (iii) Abbott’s, its Affiliate’s, or its contractor’s material breach of this Agreement, except to the extent the Third Party demand or lawsuit arises predominantly out of or relates to the events described in Section 14.1.

14.3 Claims and Proceedings. Each Party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 14 and shall include sufficient information to enable the other Party to assess the facts; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of its obligations hereunder except to the extent the it is prejudiced by such failure. Each Party shall cooperate in good faith with the indemnifying Party in the defense of all such claims, with the indemnifying Party being permitted to maintain control of such defense through legal counsel selected by such Party. No settlement or compromise shall be binding on a Party hereto without its prior written consent.

15. Assignment

Neither Party may assign this Agreement or any of its rights under this Agreement or delegate (or subcontract) any of its duties or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, but subject to the last sentence of this Article 15, either Party may assign this Agreement, without the other Party’s consent, to any purchaser of all or substantially all of such Party’s assets, or to any successor by way of merger, consolidation or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the Parties and their respective successors and assigns. It shall be deemed reasonable to withhold consent to an assignment of this Agreement in the event that such assignment would materially impair or jeopardize any pending or actual regulatory approval for the manufacture of the Bulk Drug Substance or adversely affect the regulatory status of the Bulk Drug Substance or any Product. It shall be deemed reasonable for Seattle Genetics to withhold consent to an assignment in the event that such assignment would have a substantial likelihood of (a) impairing or jeopardizing any pending or actual regulatory approval for the manufacture of the Bulk Drug Substance, (b) adversely affecting the regulatory status of the Bulk Drug Substance or (c) materially delaying delivery schedules, increasing the pricing or adversely affecting the quality of the Bulk Drug Substance.

16. Notices

All notices hereunder shall be in writing and shall be delivered personally, by nationally recognized courier service, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile (with hard copy sent by one of the other approved methods on the same day), to the following addresses of the respective Parties:

If to Abbott:	Abbott Laboratories
Senior Vice President,
Global Pharmaceutical Manufacturing
Department 390, Building NCA1
1401 Sheridan Road
North Chicago, IL 60064-6314
Fax Number: 847-938-2315

with copy to:	Abbott Laboratories
Senior Vice President and General Counsel
Department 364, Building AP6D
100 Abbott Park Road
Abbott Park, IL 60064-6049
Fax Number: 847-938-6277

If to Seattle Genetics:	Seattle Genetics, Inc.
Chief Executive Officer
21823 30th Drive SE
Bothell, WA 98021
Fax Number: (425) 527-4109

with copy to:	Seattle Genetics, Inc.
General Counsel
21823 30th Drive SE
Bothell, WA 98021
Fax Number: (425) 527-4109

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile (provided a hard copy is sent as described above). A Party may change its address listed above by notice to the other Party.

17. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto, including, without limitation, that certain [*] between Abbott and Seattle Genetics. No amendment or modification to this Agreement will be effective unless it is in writing and signed by both Parties to this Agreement.

18. Alternative Dispute Resolution and Applicable Law

18.1 Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, excluding its choice of law provisions.

18.2 Alternative Dispute Resolution. The Parties recognize that bona fide disputes may arise which relate to the Parties’ rights and obligations under this Agreement. The Parties agree that any such dispute shall be resolved by Alternative Dispute Resolution (“ADR”) in accordance with the procedure set forth in Exhibit E.

19. Force Majeure

Any delay in the performance of any of the duties or obligations of any Party (except the payment of money due hereunder for services rendered) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; terrorism, injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected (a “Force Majeure Event”). The Party so affected shall give prompt notice to the other Party of such cause, following which the Parties will promptly meet to determine an equitable solution to the effects of such event and the Party affected by the event shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. Seattle Genetics may cancel without penalty (and shall have no obligation to pay any amounts

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attributable to minimum quantities or firm Purchase Orders applicable to any period following the date of the Force Majeure Event) (a) any and all Purchase Orders in the event Abbott is unable to fulfill an outstanding Purchase Order within sixty (60) days of its scheduled delivery date due to a Force Majeure Event and (b) this Agreement if the Force Majeure Event affects Abbott’s ability to perform pursuant to this Agreement for more than an aggregate of one hundred twenty (120) days in any single Contract Year or any consecutive period of ninety (90) days. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance on all Purchase Orders which have not been terminated.

20. Severability

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Agreement a provision that is valid, legal and enforceable, and as similar in terms to such invalid, illegal or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

21. Waiver

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each Party hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

22. Exhibits

All Exhibits referenced herein are hereby made a part of this Agreement.

23. Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

24. No Publicity

Except as required by law or regulation, neither Party shall disclose the material provisions (as defined in the next sentence) of this Agreement or make any public announcement or public statement concerning the material provisions of this Agreement, without the prior written approval of the other Party. For purposes of this Article, the term “material provisions” shall include price, term, termination options and ownership of intellectual property. Neither Party shall use the name of the other Party in any publicity release or advertising without the other Party ‘s prior written consent, not to be unreasonably withheld. Notwithstanding the foregoing, either Party, without the consent of the other Party, may disclose the general nature and terms of this Agreement to investors or potential investors, provided that prior to such disclosure, such investors executed confidentiality and non-disclosure agreements with terms no less stringent than as provided for in this Article 24. Any disclosure required by law or judicial order proposed by a Party that names the other Party, shall first be provided in draft to the other Party. Each Party shall use reasonable best efforts to provide the other Party with ten (10) business days to review such proposed draft.

25. Relationship

The relationship between the Parties to this Agreement is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint ventures, nor of principal and agent between Abbott and Seattle Genetics. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract or undertaking with any Third Party.

26. Headings

The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

27. Insurance

During the Term, Seattle Genetics and Abbott shall maintain in full force and effect, for the benefit of Seattle Genetics and Abbott respectively product liability insurance (with Abbott’s coverage extending to its obligations as a manufacturer of the Bulk Drug Substance) in an amount of not less than [*] for each accident or occurrence and in the aggregate. At the inception of this Agreement and annually thereafter, Seattle Genetics and Abbott shall furnish the other with a certificate of insurance evidencing that it has such insurance coverage in force. During the Term, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party maintains both (a) a net worth as measured by its retained earnings in the amount of [*] and (b) a minimum of [*] of unrestricted cash or cash equivalents at its disposal (together, “Self-Insurance Requirement”). If a Party self-insures in accordance with the foregoing, then in order to be permitted to maintain such self-insurance, such Party must maintain throughout the Term the Self-Insurance Requirement and deliver to other Party, within [*] after the end of each of such Party’s fiscal years, a statement in the form described above evidencing the compliance with the Self-Insurance Requirement. If at any time the Party fails to comply with either of the Self-Insurance Requirement, then such Party must obtain, provide, and keep in full force and effect (until the Party complies with Self-Insurance Requirements) the above referenced insurance coverage and provide the other Party with evidence of the same in accordance with this Section. Notwithstanding any of the foregoing to the contrary, so long as a Party is publicly traded on a nationally recognized stock exchange, such Party shall have no obligation to provide the other Party with documentation which evidences compliance with the Self Insurance Requirement as otherwise required pursuant to this Section.

28. Debarment

Each of the Parties warrants and represents to the other Party that each such Party has never been, is not currently, and, during the term of this Agreement, will not become, a Debarred Entity,

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Excluded Entity or Convicted Entity. Each of the Parties further warrants and represents that no Debarred Individual, Debarred Entity, Excluded Individual, Excluded Entity, Convicted Individual or Convicted Entity has performed or rendered, or will perform or render, any services or assistance on its behalf relating to activities taken pursuant to this Agreement. If any of the foregoing warranties or representations becomes untrue as to a specific Party (by way of example only, if Abbott or any individual or entity performing services on its behalf hereunder becomes excluded, debarred or suspended after the Effective Date of this Agreement), such Party shall immediately notify the other Party and this shall constitute grounds for immediate termination by the Party which has not violated the representations and warranties of this Section. This provision shall survive termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

ABBOTT LABORATORIES	SEATTLE GENETICS, INC.

By: /s/ Lance B. Wyatt	By: /s/ Clay B. Siegall
Lance B. Wyatt

Title: Senior Vice President, Global Pharmaceutical Manufacturing	Title: President and CEO
Date: February 23, 2004	Date: February 18, 2004